Media Contact:	Bunge News Bureau Bunge 636-292-3022 news@bunge.com
Investor Contact:	Ruth Ann Wisener Bunge 636-292-3014 Ruthann.wisener@bunge.com

Bunge Announces Approval of Quarterly Dividends and Changes to Board of Directors by Shareholders
at 2025 Annual General Meeting

St. Louis, MO – May 15, 2025 – Shareholders of Bunge Global SA (NYSE: BG) approved a cash dividend in the amount of $2.80 per share, payable in four equal installments of $0.70, at the company’s 2025 Annual General Meeting held in Switzerland today (“AGM”). The dividends will be paid as indicated below:

Bunge Quarter, Fiscal Year	Payment Date	Record Date	Amount
2nd Quarter, Fiscal Year 2025	June 2, 2025	May 19, 2025	$0.70
3rd Quarter, Fiscal Year 2025	September 2, 2025	August 19, 2025	$0.70
4th Quarter, Fiscal Year 2025	December 1, 2025	November 17, 2025	$0.70
1st Quarter, Fiscal Year 2026	March 3, 2026	February 17, 2026	$0.70

Shareholders also approved the appointment of Linda Jojo to the Company’s Board of Directors (the “Board”).

“We are pleased to welcome Linda as a director and look forward to working with her”, said Mark Zenuk, Non-Executive Director and Chair of the Board. “Linda’s extensive leadership experience in business technology and cybersecurity will be invaluable as we continue to innovate to better connect farmers to consumers to deliver essential food, feed and fuel to the world. In addition, I wish to thank retiring directors, Sheila Bair, Bernardo Hees and Michael Kobori, for their valuable contributions to the Board and for their service.”

Jojo served as Executive Vice President, Chief Customer Officer for United Airlines, from 2022 until her retirement in 2024. In her role at United Airlines, she had oversight of digital technology, contract centers, customer solutions and innovation, and she served as United’s Executive Vice President of Technology and Chief Digital Officer from 2017 to 2022.

Prior to joining United Airlines in 2014, Jojo served as CIO at Toronto-based Rogers Communications, one of Canada’s leading cable and telecommunications companies. Prior to this, she served in other senior officer roles at Energy Future Holdings Corporation, Flowserve Corporation and General Electric. She holds a bachelor’s degree in computer science and a master’s degree in industrial engineering from Rensselaer Polytechnic Institute.

In addition, shareholders also approved the appointments of Anne Jensen, Adrian Isman, Christopher Mahoney and Markus Walt, subject to the closing of the business combination with Viterra Limited, pursuant to Shareholder Agreements which will be entered into with each of CPP Investments and Glencore, as described in the Company’s 2025 Proxy Statement.

About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to strengthen global food security, increase sustainability where we operate, and help communities prosper. As a leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to develop tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. We have approximately 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investor Center" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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